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                                                                  EXHIBIT 4(c).6

                       WESTPAC EMPLOYEE SHARE PLAN (WESP)

                     REGULATIONS AND RULES FOR PARTICIPATION

STAGE TWO: REGULATIONS

OVERVIEW

Westpac Banking Corporation ('WESTPAC') is to sponsor the creation of Employee Share Plan Pty Limited ('ESL') to provide employees of Westpac and its subsidiaries with remuneration related benefits under the Westpac Employee Share Plan ('WESP') (previously referred to as Westpac Employee Share Scheme ('WESS').

For the purposes of current taxation law, offers to employees to participate in WESP will operate in two stages:

- Stage One will operate up to 30 June 1996 and is designed to operate under the income tax provisions of Section 26AAC of the Income Tax Assessment Act 1936, as amended ('ITAA').

- Stage Two will operate from 1 July 1996 and is designed to operate under the new provisions of Section 139 of ITAA.

WESP will have the potential to create wealth without attracting fringe benefits tax and neither superannuation lump sum limits nor preservation rules will apply.

WESP has been designed to encourage employee commitment and share the success of the organisation with employees.

Participation in WESP will not be available to Directors of Westpac.

The board of ESL may consist of up to five directors. Ultimate control of ESL will rest with its board including day to day management functions in relation to ESL. The operation of WESP will be controlled by a Committee appointed by Westpac.

The WESP will operate in accordance with the provisions and principles contained in these regulations. The content of corporate documents offering circulars and other documents through which WESP is carried into effect shall not be inconsistent with these regulations.

These regulations must not be altered except in accordance with listing rules of Australian Stock Exchange Limited from time to time in force which regulate the alteration of the terms and conditions under which employee incentive schemes operate. These regulations were amended under a waiver by the Australian Stock Exchange ('ASX'), from Listing Rule 3W dated 16 November 1995 and from Listing Rule 7.38 (formerly 3W) dated 30 September 1997.

SHARE PURCHASES

WESP involves ESL purchasing Westpac shares for participating employees in accordance with the Rules for Participation established by Westpac from time to time.

Participation will be available to all employees (other than Directors of Westpac):

- who have been employed by Westpac or a Westpac subsidiary for at least twelve months (as at 30 September each year) and who are still employed as at the date of the relevant share offer (which date will be determined by the Committee);

- whose performance as employees is judged satisfactory or better in periodic performance reviews; and

- who are located in jurisdictions where it is legally practicable to offer participation.

All payments by Westpac to ESL to fund the acquisition of Westpac shares for participating employees will be paid by Westpac as part of remuneration arrangements and are to come within remuneration budgets established by Westpac from time to time.

For employees whose shares are being funded from their remuneration package, contributions up to 20% of total remuneration may be made.

INVESTMENT CHOICE - WESTPAC SHARES

ESL will use moneys paid to it in purchasing Westpac ordinary shares on the stock market.

ESL will not acquire Westpac shares beyond 10% of Westpac's total issued ordinary capital.

FEES AND EXPENSES

Fees and expenses of WESP will be paid by ESL except to such extent (if any) as Westpac determines from time to time.

RESTRICTIONS ON HOLDING SHARES

No sale or withdrawal of Westpac shares can be made in the three years of the relevant participating employee holding that share, other than on account of hardship as determined by Westpac.

Employees may thereafter request a sale or withdrawal of their shares. ESL has a discretion whether to approve any sale or withdrawal request in full, in part, or not at all. In exercising its discretion, ESL will take into account the terms of the offer of participation at the time each offer was made.

If an employee leaves the employment of Westpac or retires, then:

- if the employee holds less than Minimum Shares, ESL will sell the shares and distribute the cash proceeds to the employee (after making any authorised deductions); or

- if the number of Shares held by the employee is equal to or more than Minimum Shares, the employee can request ESL to either sell the shares and distribute the cash proceeds to the employee (after making any authorised deductions) or arrange for transfer of the shares to the employee. If the employee fails to notify ESL within 1 month from the date on which he or she leaves the employment of Westpac or retires as to what action he or she requires ESL to take, ESL will sell the Shares.

The sale of Shares shall be undertaken by ESL as soon as practicable but not longer than 4 months after the date on which the employee leaves employment of Westpac or retires.

All Shares of which an employee is the registered legal holder shall be aggregated with Shares held by that employee under any of the Company's employee share plans (but excluding options) for the purpose of determining whether Minimum Shares have been attained.

TAXATION SUMMARY

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Benefits under Stage Two of WESP are largely exempt from income tax. Benefits will only be taxable when the share is sold to the extent of any net capital gain being derived. A net capital gain arises when the sale price exceeds the price of the share at the time of acquisition indexed for inflation over the holding period.

Dividends paid to employees are taxable as income in the year of receipt with franking credits applying where appropriate.

REPORTS TO EMPLOYEES

Each employee participating in WESP will be provided with a regular statement showing details of shares added and subtracted to their registered holding in any given period of time.

Reports will also be sent to employees confirming shares sold, dividends paid, and detailing necessary information for taxation purposes.

STAGE TWO: RULES FOR PARTICIPATION

1.   PURPOSE

The purpose of these Rules for Participation is to specify the basis of participation of employees of the Company in Stage Two of Westpac Employee Share Plan ('WESP') in accordance with the Regulations of WESP.

2.   DEFINITIONS

2.1 In these Rules for Participation, the following terms have these meanings unless the contrary intention appears:

     ASSOCIATED COMPANY means in relation to the Company a body corporate:

     (a) which is a related body corporate of the Company in terms of Section 50 of the Corporations Law;

     (b) which is entitled to not less than 20% of the voting shares of the Company in terms of Section 609 of the Corporations Law; or

     (c) in which the Company has an entitlement to not less than 20% of the voting shares of the body corporate in terms of Section 609 of the Corporations Law.

     ASX means Australian Stock Exchange Limited.

     COMMITTEE means the Committee appointed by the Company for the purposes of Stage Two of WESP.

     COMPANY means Westpac Banking Corporation.

     EMPLOYEE means a full-time or part-time employee of the Company or an Associated Company.

     ELIGIBLE EMPLOYEE means an Employee who has been invited by the Company pursuant to Rule 4.3 satisfied the eligibility criteria in Schedule 1 to participate in Stage Two of WESP.

     MINIMUM SHARES means the minimum number of Shares determined by the Committee from time to time for the purpose of Stage 2 of WESP, provided that the number so determined shall, at all times, be not more than 200 Shares.

     LISTING RULES means the official listing rules of Australian Stock Exchange Limited.

     PARTICIPATING EMPLOYEE means an Eligible Employee who accepts an offer to participate in the Stage Two of WESP and agrees to be bound by these Rules for Participation.

     PLAN COMPANY means Employee Share Plan Pty Limited (ACN 068 131 260), formerly known as Westpac Employee Share Plan Pty Limited.

     RELEVANT REQUIREMENTS means such requirements as are specified in
     Schedule 1 and notified in writing to the Eligible Employee at the time of the offer to participate in the Stage Two of WESP.

     REGULATIONS means the regulations of Stage Two of WESP.

     RULES FOR PARTICIPATION means these Rules for Participation.

     SHARES means fully paid ordinary shares in the capital of the Company which rank equally with and have the same rights as other fully paid ordinary shares in the capital of the Company which are listed for quotation by ASX.

     UNALLOCATED SHARES means Shares unallocated pursuant to clause 4.6 and dealt with pursuant to clause 7.

     WESP means Westpac Employee Share Plan established and operated in accordance with Regulations approved at the Annual General Meeting of the Company on 19 January 1994, as amended.

2.2 Headings are for convenience only and do not affect the interpretation of these Rules for Participation.

2.3 A decision of the Committee as to the interpretation, effect or application of these Rules for Participation is final and conclusive.

3.   OPERATION OF WESP

3.1  WESP is administered by the Plan Company.

3.2 Subject to the Regulations, these Rules for Participation, the Listing Rules and any law to the contrary, the Plan Company must follow any direction given to it by the Committee as to the operation of WESP.

4.   HOW STAGE TWO OF WESP WORKS

4.1 On and from the commencement of Stage Two of WESP, the Company may pay to the Plan Company contributions determined by the Committee from time to time from 1 July 1996 to be used for the purposes of Stage Two of WESP.

4.2 The Plan Company must use such contributions to acquire Shares in the ordinary course of business of ASX for Participating Employees as directed from time to time by the Committee. Under no

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     circumstances may the Plan Company repay any amount so received to the
     Company even if the purposes of WESP are unable to be carried out. Pending the acquisition of Shares, the Plan Company may invest moneys in short term deposits or otherwise apply moneys for the purposes of WESP.

4.3  The Committee may from time to time and in accordance with Stage Two of
     Schedule 1 of these Rules for Participation offer Employees participation in WESP from 1 July 1996. By accepting that offer, an Eligible Employee becomes a Participating Employee by completing an Acceptance of Participation in WESP form.

4.4 Shares acquired under WESP are to be registered in the name of the Participating Employee nominated by the Committee under clause 4.2.

4.5 The Plan Company is not required to identify any Shares it purchases under WESP with any particular funds it receives from the Company in respect of any Participating Employee, but must allocate the Shares purchased among the relevant Participating Employees as determined by the Committee.

4.6 Participating Employees will receive whole numbers of Shares. Any fractions of shares remaining after allocation of whole shares to Participating Employees will be treated as Unallocated Shares.

4.7 The Plan Company must notify each Participating Employee in writing when it acquires Shares for that employee under WESP.

5.   RESTRICTIONS ON DEALING WITH SHARES

5.1 Shares acquired in the name of a Participating Employee must be held by the Participating Employee subject to any Relevant Requirement notified at the time of offer to the Eligible Employee.

5.2 The Plan Company is entitled to retain possession of any Share certificate that may be issued in respect of Shares whilst such Shares remain subject to any Relevant Requirement.

5.3 After the expiration or satisfaction of any Relevant Requirement a Participating Employee may:

     (a)  continue to hold his or her shares in Stage Two of WESP;

     (b) decide to hold his or her shares outside WESP and ask the Plan Company to give him or her possession of his or her Share certificates (if any) subject to a minimum parcel of Minimum Shares; or

     (c) sell some or all of his or her Shares in up to two sales each financial year to 30 June subject to a minimum parcel of Minimum Shares or the balance of his or her shares held under WESP.

5.4 Despite clause 5.1, a Participating Employee (or his or her legal personal representative) may at any time sell Shares held by him or her if the Participating Employee's employment ceases. If the participating Employee holds less than Minimum Shares, however, the Plan Company will sell the Shares and distribute the cash proceeds, net of any Authorised Deductions.

6.   DISTRIBUTIONS AND OTHER BENEFITS

6.1 A Participating Employee is entitled to receive any dividends or other distributions made in respect of Shares held by him or her under WESP. This applies notwithstanding that the Shares remain subject to any Relevant Requirement.

6.2 The Committee may decide in its absolute discretion whether Participating Employees can participate in any pro rata rights issues of Shares made by the Company (and whether fully or partly in any such issue) or sell renounceable rights.

6.3 The Plan Company may use any dividend, bonus issue or other benefit received in connection with Unallocated Shares for any purpose relevant to Stage Two of WESP or apply them, other than in payment to the Company, in accordance with the directions of the Committee.

7.   UNALLOCATED SHARES

7.1 By notice in writing, the Committee may require in its absolute discretion that the Plan Company transfer any Unallocated Shares (or the proceeds of sale of such Shares) to:

     (a)  one or more other Participating Employees; or

     (b) the trustees for the time being of any plan operated by the Company for the benefit of employees as selected by the Committee ('TRUSTEE'),

     subject to any conditions specified by the Committee.

7.2 If a notice under clause 7.1 has not been received by the Plan Company at the time Shares are unallocated then the Plan Company must sell Unallocated Shares and hold the cash proceeds of sale for the purposes of WESP until it receives a notice from the Committee under by clause 7.1.

7.3 Under no circumstances may the Plan Company pay the proceeds of sale of any Unallocated Shares to the Company.

8.   AUTHORISED DEDUCTIONS

     Before making any payment to, or allocating any Shares for, a Participating Employee or to the Trustee under clause 7.1, the Plan Company is authorised to deduct:

     (a) all outgoings and expenses it incurs in buying, selling and otherwise dealing with Shares for employees;

     (b) tax which, in the opinion of the directors of the Plan Company, is or would be payable by the Plan Company in

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          connection with the operation of Stage Two of WESP; and

     (c) any other amounts that in the opinion of the directors of the Plan Company it is fair to deduct.

9.   VOTING RIGHTS

9.1 Subject to the Listing Rules and the terms of issue of the relevant Shares, a Participating Employee may exercise any voting rights attaching to Shares held by him or her or may appoint a proxy to represent and vote for him or her at any meeting of members of the Company.

9.2 The Plan Company may not exercise any voting rights attaching to any Shares held by a Participating Employee.

10.  VARIATION OF TERMS

10.1 Subject to the Listing Rules, the Company may with the approval of the Committee vary any of these Rules for Participation at any time by resolution of the board of directors of the Company.

10.2 If a variation under clause 10.1 reduces the rights of Participating Employees under the Stage Two of WESP the board of directors of the Company must have the written consent of three-quarters of the employees participating in the Stage Two of WESP.

11.  TERMINATION AND SUSPENSION OF WESP

11.1 The Company may with the approval of the Committee terminate or suspend the operation of the Stage Two of WESP at any time by resolution of the board of directors of the Company.

11.2 Where the Stage Two of WESP is terminated or suspended, the Committee must decide how the Shares then held by Participating Employees under the Stage Two of WESP which remain subject to clause 5 are to be dealt with and must give such other directions to the Plan Company regarding the operation of Stage Two of WESP as the Plan Company may request.

11.3 Upon termination of Stage Two of WESP, the Plan Company must procure that any Unallocated Shares held by the Plan Company under Stage Two of WESP are sold and that any amount held by the Plan Company for the purposes of WESP (less authorised deductions) is paid to the Trustee as part of the property of the relevant employee benefit plan.

12.  CONNECTION WITH OTHER SCHEMES

12.1 The Company is not restricted to using Stage Two of the WESP as the only method of providing incentive rewards to Employees. The board of directors of the Company may approve other incentive schemes.

12.2 Participation in Stage Two of the WESP does not affect, and is not affected by, participation in any other incentive or other scheme of the Company unless the terms of that scheme provide otherwise.

13.  RELATIONSHIP OF COMPANY, PLAN COMPANY AND PARTICIPATING EMPLOYEES

13.1 The Plan Company acts as principal in the operation of Stage Two of WESP and not as an agent of the Company or, subject to clause 13.2 of Participating Employees.

13.2 When acquiring Shares the Plan Company may act as agent for the relevant Participating Employee.

13.3 The Plan Company is not a trustee for the Company or for Participating Employees.

13.4 These Rules for Participation:

     (a) do not confer on any Participating Employee the right to continue as an Employee; and

     (b) do not affect any rights which the Company or an Associated Company may have to terminate the employment of that Employee; and

     (c) may not be used to increase damages in any action brought against the Company or an Associated Company in respect of that termination.

14.  NOTICES

     Any notice or direction given under these Rules for Participation is validly given if it is handed to the person concerned or posted by ordinary prepaid post to the person's last known address.

15.  GOVERNING LAW

     These Rules for Participation are governed by the law of the New South
     Wales.

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SCHEDULE 1

STAGE TWO: BASIS OF PARTICIPATION

The Company may offer Eligible Employees the opportunity from time to time to acquire Shares under Stage Two on the following terms:

1. EGALITARIAN PROFIT SHARE OFFER

ELIGIBILITY

All full time and part time Employees who have been employed for at least 12 months as at 30 September each year and who are still employed as at the date of the relevant share offer (which date will be determined by the Committee).

NUMBER OF SHARES

The number of Shares offered shall be an equal number for each Eligible Employee determined by the Committee having regard to attainment of financial measures of performance established by the Managing Director of the Company each year.

RELEVANT REQUIREMENTS

These shares shall be fully vested but subject to a three year prohibition on disposal.

2. SALARY SACRIFICE OFFERS

ELIGIBILITY

As for Shares offered under the Egalitarian Profit Share offer.

NUMBER OF SHARES

The number of Shares which may be acquired will be limited to such number as may be acquired funded by up to $1,000 per annum from an Employee's total remuneration package as established by the Company from time to time. Such an offer may be made each year, subject to the Managing Director's discretion.

RELEVANT REQUIREMENTS

As for Shares offered under the Egalitarian Profit Share offer.